Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger
FOR IMMEDIATE RELEASE	Vice President — Treasurer
and Investor Relations
(972) 409-1528

klingerl@michaels.com
Michaels Stores First Quarter Sales Increase 1.4%
— Same-Store Sales Decrease (3.0%) —
IRVING, Texas — May 4, 2006 — Michaels Stores, Inc. (NYSE: MIK) reported today that total sales for the first quarter were $832.5 million, a 1.4% increase over last year’s $821.0 million. Same-store sales for the quarter decreased (3.0%) on a 1.6% increase in average ticket, a (5.0%) decrease in transactions, and a 0.4% increase in custom frame deliveries. A favorable Canadian currency translation added approximately 0.4% to the average ticket increase for the quarter.
The Company reported that same-store sales results for the quarter were affected by weakness in the yarn category, an increase in business disruption relative to last year due to earlier merchandising resets, and an overall reduction in store level inventory, particularly in discontinued and clearance products.
Same-store sales of yarn in the first quarter declined approximately 38% versus the prior year period, which reduced overall Michaels Stores, Inc. same-store sales in the quarter by approximately 2%. The Company has also been impacted by additional business disruption as it has reset 15 merchandise categories during the first quarter of fiscal 2006 compared to no merchandise resets in the first quarter of fiscal 2005. In addition, throughout the quarter, overall average inventory available for sale per Michaels store, excluding distribution centers, was approximately 5% lower than the first quarter of fiscal 2005, with discontinued and clearance inventory levels approximately 15% lower per store.
For the first quarter, the Southeast, Southwest, and Pacific zones delivered the strongest relative same-store sales performances. The Company’s strongest domestic departmental performances came in General Crafts, primarily due to Jewelry and Beads, Custom Floral, Apparel Crafts, and Kids Crafts categories.
The Company continues to expect fiscal 2006 first quarter diluted earnings per share to range from $0.38 to $0.40, inclusive of a number of incremental items for 2006. The Company’s first quarter results are expected to include pre-tax expenses totaling approximately $1.7 million for the former CEO’s retirement payments and approximately $2.9 million on a pre-tax basis of additional costs related to the Company’s review of strategic alternatives. The financial impact of the additional expenses and lower than anticipated sales is expected to be fully offset by the better than projected expansion of gross margin during the quarter. The Company expects same-store sales growth in the second quarter of fiscal 2006 to range from flat to an increase of 2% over the same period last year. Incremental costs for the second quarter related to the Company’s review of strategic alternatives are estimated at approximately $4.5 million. As a result, the Company currently forecasts second quarter diluted earnings per share to range from $0.19 to $0.21, representing an increase of 58% to 75% over the prior year period. Note that fiscal 2005 second quarter results include a charge of $0.05 per diluted share related to the Company’s early redemption of its 9 1/4% Senior Notes in July 2005.

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

The Company also announced that it has repurchased 1,931,500 shares of the Company’s common stock during the first quarter of fiscal 2006 under its stock repurchase plans at an average price, including commissions, of $34.26 per share. As of May 4, 2006, under its repurchase plans, the Company is authorized to repurchase approximately 2.6 million additional shares plus such shares as may be repurchased with proceeds from the future exercise of options under the Company’s 2001 General Stock Option Plan.
As previously announced on March 20, 2006, the Company is continuing to work with JPMorgan in its review of strategic alternatives to enhance shareholder value including, but not limited to, a potential sale of the Company. Consistent with prior communications, the Company does not intend to disclose developments regarding its exploration unless, and until, its Board of Directors has approved a specific transaction.
The Company plans to release its first quarter 2006 earnings results on Wednesday, May 24, 2006, and will conduct a conference call at 4:00 p.m. CT on that date, hosted by Michaels Stores President and CFO, Jeffrey Boyer and President and COO, Gregory Sandfort. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 6885485.
Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of May 4, 2006, the Company owns and operates 899 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, 11 Recollections stores, and four Star Wholesale operations.
This document may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and diluted earnings per share. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our insurance providers, key vendors, or suppliers; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.
This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300